                                   EXHIBIT 11

                            P. H. GLATFELTER COMPANY
                         AND CONSOLIDATED SUBSIDIARIES
                         =============================


                      Computation of Net Income Per Share

                                                             For the 3 Months Ended           For the 6 Months Ended
                                                             6/30/94         6/30/93          6/30/94         6/30/93
                                                           -----------     -----------      -----------     -----------
   Weighted average number of common and common
      share equivalents:

      Common Shares:
         Shares outstanding, beginning of period........    44,034,856      44,083,936       43,987,328      44,057,273
         Less shares purchased for treasury.........                 -         (39,691)(1)            -         (43,574)(1)
         Shares issued - Employee Stock Purchase
           Plans...........                                        524(2)          474 (3)       24,422(2)       26,447 (3)
         Shares issued - 1988 Restricted Common
          Stock Award Plan.                                      9,898(4)            -            4,976(4)            -
                                                           -----------     -----------      -----------     -----------
           Total......                                      44,045,278      44,044,719       44,016,726      44,040,146
                                                           -----------     -----------      -----------     -----------
         Common share equivalents applicable to
           outstanding stock awards                            173,654(5)      324,792 (5)      186,385(5)      384,584 (5)
                                                           -----------     -----------      -----------     -----------
            Total..........                                 44,218,932      44,369,511       44,203,111      44,424,730

   Net income..............                                $ 2,208,811     $ 9,334,868      $ 4,243,114     $ 4,942,786

   Preferred dividends.....                                          -          (1,820)               -          (3,639)
                                                           -----------     -----------      -----------     -----------
   Net income applicable to common shares..........        $ 2,208,811     $ 9,333,048      $ 4,243,114     $ 4,939,147
                                                           -----------     -----------      -----------     -----------
   Net income per common share                             $       .05     $       .21      $       .10     $       .11
                                                           ===========     ===========      ===========     ===========

  (1) Weighted average effect of 45,500 common shares repurchased in the second Quarter of 1993 and 70,400 common shares repurchased in the first six months of 1993.
  (2) Weighted average effect of 47,720 common shares sold from treasury on June 30, 1994 and 95,248 common shares sold from treasury in the first six months of 1994.
  (3) Weighted average effect of 43,113 common shares sold from treasury on June 30, 1993 and 94,676 common shares sold from treasury in the first six months of 1993.
  (4) Weighted average effect of 15,012 common shares issued from treasury in the second quarter of 1994.
  (5) Weighted average effect of shares subject to outstanding awards under the Registrant's 1988 Restricted Common Stock Award Plan and weighted average effect of shares issuable under the Registrant's 1992 Key Employee Long-Term Incentive Plan.

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